Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Insurance Products Trust:

We consent to the use of our report dated February 19, 2016, incorporated herein by reference, for SEI Insurance Products Trust, comprised of the VP Defensive Strategy Fund, VP Conservative Strategy Fund, VP Moderate Strategy Fund, VP Market Plus Strategy Fund, VP Balanced Strategy Fund, and VP Market Growth Strategy Fund, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2016